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            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                            November 18, 1997

Teligent, Inc.
8065 Leesburg Pike
Vienna, VA  22182

Ladies and Gentlemen:

     We have acted as special counsel to Teligent, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-1, which the Company filed with the Securities and Exchange Commission (the "Commission") on October 7, 1997 and subsequently amended on October 30, 1997, November 10, 1997 and November 18, 1997 (such registration statement, as so amended, the "Registration Statement"). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "1933 Act"), of the Company's Senior Notes due 2007 (the "Senior Notes") and the Company's Senior Discount Notes due 2007 (the "Senior Discount Notes" and, together with the Senior Notes, the "Notes"). The Senior Notes are to be issued pursuant to an indenture (the "Senior Notes Indenture") to be entered into between the Company and First Union National Bank, as trustee. The Senior Discount Notes are to be issued pursuant to an indenture (the "Senior Discount Notes Indenture" and, together with the Senior Notes Indenture, the "Indentures") to be entered into between the Company and First Union National Bank, as trustee.

     As special counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company as we have considered necessary or appropriate for purposes of our opinion set forth below, including (i) the Registration Statement and (ii) the Indentures. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all records and documents submitted to us as originals, the conformity to original records and documents of all records and documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

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     In rendering this opinion, we have assumed that the transactions will be consummated in accordance with such records and documents and that such records and documents accurately reflect the material facts of the transactions and those surrounding the Company. In addition, as to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. Our opinion is limited to legal rather than factual matters.

     In rendering this opinion, we have relied upon the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations. This opinion is subject to the explanations and qualifications set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus.

     On the basis of and subject to the foregoing, we confirm that the discussion set forth under the heading "Certain Federal Income Tax Considerations" in the Prospectus, although general in nature, is an accurate summary of the material United States federal income tax consequences to the original holders of Notes. We express no opinion as to whether such discussion addresses all of the United States federal income tax consequences that may be applicable to any such particular holder of Notes. In addition, we express no opinion as to United States federal tax consequences other than as set forth herein or as to any state, local or foreign tax consequences.

     We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Certain Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                             Very truly yours,

                             /s/ Skadden, Arps, Slate, Meagher & Flom LLP

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